EXHIBIT 10.6

DISTRIBUTOR AGREEMENT

This Distributor Agreement is entered into as of this 22nd day of February, 2008 (the “Effective Date”) between Avnet Logistics U.S., LP, a Texas corporation having its principal place of business at 2211 South 47th Street, Phoenix, Arizona 85034 (“Distributor”), and Sonasoft Corp, a California corporation., having its principal place of business at 6489 Camden Avenue, San Jose, California  95120-2850 (“Supplier”).

1.	APPOINTMENT/WORLDWIDE APPLICATION

1.1
This Agreement states the only terms and conditions under which Distributor will purchase Products, meaning products sold to Distributor by Supplier, except for Product identification, quantity and shipping location.

1.2
Supplier grants to Distributor the non-exclusive right to distribute the Products worldwide (“Territory”)  Distributor’s international subsidiaries are authorized to purchase from Supplier’s subsidiaries.  Distributor is further authorized to resell Products globally and export the products to non-embargoed countries.

1.3
Supplier will not sell product to Distributor’s existing customers or sell custom Products used in Distributor’s integration project for new customers without Distributor’s express permission.  Products listed on Exhibit A are considered standard unless idenitified as custom Products by Supplier.

2.         TERM

2.1
The term of this Agreement will be twelve months from the Effective Date of this Agreement.  The Agreement is automatically renewed for additional one year periods at all anniversary dates unless this Agreement is otherwise terminated.

3.         DUTIES OF DISTRIBUTOR

3.1	Distributor will use reasonable commercial efforts to promote the sale of the Products within the Territory.

4.         DUTIES OF SUPPLIER

4.1         At no cost to Distributor, Supplier will provide:

a)	Information. Sufficient quantities of marketing materials for sales programs and any other information Distributor reasonably requests regarding the Products.

 b)      Training.  Adequate training.

c)
Technical Support and Contact Information.  Technical support for all Products.  Supplier’s technical support contact information, procedures for escalation of technical questions and other resource information Distributor reasonably requests

d)	Certificates of Origin. Supplier will provide Certificates of Origin for the Products in the form Distributor requests and Supplier will promptly update such Certificates.

4.2
Supplier Quality Handbook.  Supplier will make best efforts to attain the goals established in the Avnet Supplier Quality Handbook as may be amended from time to time.  Supplier will work with Distributor to establish improvement plans and performance milestones in those areas when Supplier falls under the published goal.

4.3       Ethical Practices.  Supplier will:

a)     conduct business in a manner that reflects favorably upon Distributor’s goodwill and reputation;

b)     avoid deceptive, misleading or unethical practices;

c)     make no false or misleading representations with regard to Distributor; and

d)	not solicit orders from any other Distributor that Supplier has knowledge engages in illegal or deceptive trade practices or any other practices prohibited under this Agreement.

5.         PRICE/PRICE CHANGE

5.1
Pricing.  Distributor will pay the prices for Products as set forth in Exhibit A.  If Distributor’s Purchaser has special pricing from Supplier, Supplier will honor this price to Distributor.  Supplier may change the prices contained in Exhibit A, but the change will not be effective to Distributor unless Supplier gives at least thirty (30) days advance written notice to Distributor.

5.2
Price Decrease.  If Supplier decreases the price of any Product, Supplier will credit Distributor the difference between the price paid by Distributor and the decreased price multiplied by the amount of affected Products in Distributor’s inventory, in transit from Supplier, or sold by Distributor during the sixty (60) days prior to such decrease.  Supplier will invoice Distributor for any unshipped Products and pending Purchase Orders at the decreased price.  All Products shipped on or after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.

DISTRIBUTOR AGREEMENT                                                                                                  (Rev. 08/07)

5.3	Price Increase. Supplier will ship and invoice all Products shipped after the effective date of any price increase at the price in effect at the time of order placement.

6.         TAXES

6.1
All prices quoted are exclusive of all taxes.  Supplier will invoice Distributor for all taxes applicable to sales of the Products, itemized by type and jurisdiction, which Supplier is required by law to collect from Distributor, itemized by type and jurisdiction.

7.         PAYMENT

7.1
Invoicing and Payment.  Supplier will invoice Distributor via electronic or fax transmission no later than the business day after shipment or delivery of Products.  Such invoices will be due within sixty (60) days of the invoice date.  Distributor will also receive an additional two-percent (2%) discount if payments are made within fifteen (15) days from the invoice date.

7.2	Credits. Distributor has the right of offset against Supplier for programs, promotions, special pricing, rebates, and for any Distributor returns as described in Section 11.

8.         SHIPMENT/RISK OF LOSS

8.1
Packing and Labeling.  All packing materials and methods for Products will conform to standard commercial practices.  Supplier will ensure that the SKU on the packing slip matches the SKU on the price list and invoices.  Supplier will mark each Product (or with respect to software, the tangible media therefore) with mutually-agreed upon bar code labels.

8.2	Delivery. Supplier is responsible for all freight and insurance charges. Supplier will notify Distributor immediately of any delays or inability to deliver Product.

8.3
Title and Risk of Loss.  Title (exclusive of the Supplier retained intellectual property rights in software) and risk of loss will pass to Distributor upon delivery of the Products to Distributor’s dock.  If Supplier ships directly to Distributor’s customer, title will pass upon shipment.

9.         ORDERING AND REPORTING

9.1
Ordering.  If Supplier offers Distributor special pricing, additional discounts or any other terms pursuant to program offers, Distributor may adjust the prices of and discounts for Products in its Purchase Orders to reflect such terms.  Each Purchase Order will be deemed accepted by Supplier unless Supplier sends written notice to Distributor of the rejection within two (2) business days after transmission from Distributor.  Distributor will have no obligation to order any minimum quantity of Products.

9.2
Order Changes.  Distributor may cancel or reschedule standard Products any time prior to Supplier’s ship date without penalty.  Distributor may reschedule custom Products up to forty-eight (48) hours prior to the scheduled ship date but such reschedule will not exceed an additional sixty (60) days.  Distributor may not cancel custom Products within two (2) weeks of scheduled ship date.

10.         WARRANTIES

10.1
End User Agreements.  Supplier warrants that the end user license agreement or any agreement between Supplier and end user for Products sold through the two-tier distribution channel will be no less favorable than those provided for Products sold through a single-tier distribution channel or direct sales model.  Distributor makes no warranty to end users regarding the Products.  Distributor assumes no responsibility or liability for misuse or failure of Products to perform as Supplier specifies or failure of Supplier to perform services.  Supplier’s agreements with the end user solely control end users’ responsibilities and rights.

10.2	Warranties to Distributor. Supplier warrants to Distributor and its customers that:

a)	the Products conform to their published documentation and be free from defects in design, workmanship and materials under normal use for the life of the product;

b)      Supplier owns all right, title and interest in and to the Products and related materials; and

c)
no suit or proceeding is pending or threatened alleging that any Products, regardless of their combination with other components, infringe upon or misappropriate the intellectual property rights of any other person or entity; and

DISTRIBUTOR AGREEMENT                                                                                                    (Rev. 08/07)

d)
the Products are in accordance with its standard warranty as set forth in Exhibit C.  Distributor is authorized to pass warranty through to Distributor's customers and to end users.  The warranty period, as stated in Exhibit C, begins to run upon delivery of the Product to the end user.  Either Distributor or reseller customer or end user may return any Product under the terms of the warranty but if Supplier requests that Distributor handle warranty returns, Distributor may charge Supplier with a handling fee for such returns; and

e)
the Products sold under this Agreement comply with the ROHS and WEEE directives of the European Union, as well as the enabling directives of the pertinent member states, or other regulatory requirements, and that the Products are lead-free.

10.3	Section 10 and Exhibit C are deemed non-confidential and Distributor may reveal the content of Section 10 and Exhibit C to its customers.

11.         STOCK ROTATION AND OTHER RETURNS

11.1	Return Rights. Distributor may return to Supplier the following Products for credit at the invoice price:

a)
Inventory.  Products in Distributor’s inventory, whether or not in their original, sealed condition, if the aggregate dollar value of such Products does not exceed fifteen percent (15%) of Distributor’s purchases of Products during the ninety (90) days preceding such return.  For the first year of the contract, Distributor may return any Product in its inventory that is aged ninety (90) days or more.  Products would be required to meet the eligibility requirements for stock rotations.  Products returned under clauses (b) or (c) or (d) below do not count toward such limit.

b)
End of Life/Obsolete and Functionally Discontinued Products.  If Supplier discontinues Products or makes Products obsolete, Supplier will notify Distributor at least thirty (30) days prior to the effective date of such change through Distributor’s electronic end of life notification system.  Distributor will then notify Supplier of the affected Products in its inventory for Supplier’s repurchase.  Within thirty (30) days of receipt of Distributor’s notice, Supplier will provide Distributor with instructions concerning return or destruction of the affected Products.

c)
Dead On Arrival (DOA)/In Process Failures (IPF)/Defective Products.  Products that are non-operative or defective without any requirement to test for such defect or that do not operate.  Supplier will also provide funding in the amount of two percent (2%) of the value of Product sold to Distributor for Distributor to destroy or scrap defective product.

d)	Recalled Products. Products that are functional and not DOA/Defective Products but are recalled by Supplier.

11.2
Charges.  Distributor will pay shipping and insurance costs for Products returned under Section 11.1(a).  Distributor will ship all Products returned under to Section 11.1(b) or (c) with freight collect to Supplier, and Supplier will bear the costs of insurance.

 12.         INTELLECTUAL PROPERTY INDEMNIFICATION.

12.1
Supplier will indemnify, defend, and hold Distributor, its successors, assigns, customers and end-users harmless against all loss, damages, costs and expenses (including reasonable attorneys’ fees and costs of establishing rights to indemnification and any settlement) based on any claims, demands, suits, proceedings and actions (“Claims”), in connection with any alleged infringement of any patent, copyright, trademark, trade secret or other intellectual property right of a third party, including any Claims that the Product, or the process, design, or methodology used to manufacture the Product infringes any third party patent, copyright, trademark, trade secret or other intellectual property right.

12.2
Distributor will provide Supplier with written notice of any such Claims, grant full authority to Supplier to defend and settle such Claims, and upon Supplier’s request, provide reasonable assistance and information, at Supplier’s reasonable cost and expense.

12.3	If a Product becomes the subject of a Claim or Distributor is enjoined from selling or using a Product, Supplier will:

a)	procure for Distributor the right to sell and use the Product;

b)	provide Distributor with replacement or modified Product that is non-infringing; or

c)	if Supplier is unable to provide the remedies in 12.3(a) or (b), refund the full purchase price for such Product.

12.4	Section 12 is deemed non-confidential and Distributor may reveal the content of Section 12 to its customers.

13.         GENERAL INDEMNIFICATION

13.1
Supplier will indemnify and hold the Distributor harmless of and from any and all liabilities, losses and damages (including costs, expenses and attorneys' fees, and costs of establishing rights to indemnification) resulting from any claim of any of Distributor's customers or any other third party, including employees of Distributor or Supplier, for death, personal injury, breach of warranty, or damage to property arising out of, or in any way connected with, the Products or the use or operation thereof.

14.    INSURANCE

DISTRIBUTOR AGREEMENT                                                                                                    (Rev. 08/07)

14.1	Supplier will name Distributor as an additional insured on any and all product liability insurance policies it may have in effect with respect to any Products

15.         LIMITATION OF LIABILITY

15.1
EXCEPT FOR SELLER’S LIABILITY UNDER SECTION 12, INTELLECTUAL PROPERTY INDEMNIFICATION, AND SECTION 17 CONFIDENTIALITY, UNDER NO CIRCUMSTANCES WILL DISTRIBUTOR OR SUPPLIER BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS).  THE PRICE STATED FOR THE PRODUCTS IS A CONSIDERATION IN LIMITING SUPPLIER’S LIABILITY.

16.           TERMINATION

16.1
Termination for Convenience.  Either party may terminate this Agreement without cause and at any time upon giving sixty (60) days prior written notice to the other party.  Such termination will be effective on the date stated in the notice.

16.2	Termination for Cause. Either party may terminate this Agreement immediately for cause in the event the other party:

a)	Becomes insolvent; or

b)	Assigns or transfers, either voluntarily or by operation of law, any or all of its rights or obligations under this Agreement without having obtained the prior written consent of the other party; or

c)
Upon the filing of a petition by or against it under any state or federal bankruptcy or insolvency law, fails to tender to the other party a guaranty of its obligations under this Agreement by a person, firm or other entity having a net worth of at least eight-five percent (85%) of its own net worth as of the commencement of this Agreement, such guaranty to be in a form satisfactory to the other party; or

d)	Fails to perform any of its material obligations under this Agreement and fails to cure such default within thirty (30) days after written notice.

16.3	Effects of Termination:

a)
If Agreement is terminated, Supplier will repurchase any or all unsold Products in Distributor's inventory or in transit to Distributor on the effective date of termination and any other marketing material.  The repurchase price for such unsold Products and other material will be the actual net invoice price paid by Distributor less any prior credits.

b)
If Supplier terminates under Section 16.1, or Distributor terminates under Section 16.2, then Supplier will pay all freight charges associated with such repurchase of Products under this Section 16.3.  If Distributor terminates under 16.1, or Supplier terminates under Section 16.2, then Distributor will pay the freight charges.

c)	Distributor will return all Products under this Section 16 in unused, factory-shipped condition and in original cartons or the equivalent.

d)
After any termination of this Agreement, Supplier will sell to Distributor any Products that Distributor is contractually obligated to furnish to a customer if Distributor orders such Products within fifteen (15) days after the effective date of termination.

17.    CONFIDENTIALITY

17.1
If either party receives written information which is marked "Confidential" or "Proprietary" by the other party, the receiving party will not use such information except in the performance of this Agreement, and to treat such information in the same manner as it treats its own confidential information.

17.2
The obligation to keep information confidential will not apply to any such information that has been disclosed in publicly available sources; is, through no fault of the party receiving the confidential information, hereafter disclosed in a publicly available source; is in the rightful possession of the party receiving the confidential information without an obligation of confidentiality; or is required to be disclosed by operation of law.

17.3	The obligation not to disclose will be for a period of two (2) years from receipt of confidential information.

18.         USE OF TRADEMARKS/TRADENAMES

18.1
Marketing.  The parties grant each other a nonexclusive, royalty-free license to include and distribute each other’s information in any Distributor or Supplier developed communication materials as long as both parties comply with each other’s trademark usage policies and guidelines.  Distributor will have the right to pass on this right of usage to its re-seller customers.  Any fees will be mutually agreed upon prior to inclusion.  Supplier and Distributor may use each other’s logos, trademarks and trade names internally or unofficially without restriction.

18.2
Either party may make general statements to confirm the existence of the distribution relationship between the parties, and Supplier will obtain Distributor’s prior written permission for such statements.  Supplier will not use Distributor’s name (except in connection with such statements), logos, trademarks or other intellectual property rights without Distributor’s prior written consent.  Supplier is responsible for official public relations and formal press releases regarding the Products.

DISTRIBUTOR AGREEMENT                                                                                                    (Rev. 08/07)

19.         SOFTWARE

19.1
Software Licensing.  If the Product includes software, Distributor may pass through software licenses necessary for use of the Product to its customers or end users.  Distributor, its customer or end-user will negotiate and agree as to custom or unique terms relevant to such licensing, and any and all associated fees.

19.2
Proprietary Rights.  Supplier retains all rights to the Products not expressly granted to Distributor in this Agreement.  Distributor may not copy the Products except for archival purposes, unless Distributor places Supplier’s proprietary rights notices on such copies.  Distributor may not, and may not authorize any third party to, copy, modify, translate, reverse engineer, decompile, disassemble or otherwise attempt to determine the source code from the Products or create or attempt to create any derivative works from the Products, except to the extent applicable law permits despite this restriction or approved by Supplier; any such copies, modifications, translations or other derivative works will be the sole and exclusive property of Supplier or its applicable licensors.  Distributor may not use the Products in any timesharing or service bureau arrangement.

20.         GOVERNMENTAL LAWS, REGULATIONS AND CONTRACT CONDITIONS

20.1
If Distributor’s customers elect to sell Supplier’s Products (including supplies, software, documentations or services) to the U.S. Government or to a prime contractor selling to the U.S. Government, the Products are "commercial items" as that term is defined at 48 C.F.R. 2.101.  Supplier will comply with provisions of FAR 52.244-6, Subcontracts for Commercial Items and Commercial Components.  Should U.S. Government End Users acquire Products that consist of "commercial computer software" and "commercial computer software documentation" as such terms are used in 48 C.F.R. 12.212, their rights will be consistent with those rights set forth in 48 C.F.R. 12.212 which generally limits their rights to the licenses customarily provided by Supplier to the public.

20.2
Supplier will also provide the information necessary to assist Distributor with analysis of DFARS 252.225-7014 (Alt 1), Preference for Domestic Specialty Metals (Berry Amendment) and other applicable federal statutes.

20.3
Supplier will make a good faith effort to determine whether forced or indentured child labor was used to mine, produce or manufacture any Products furnished under this agreement.  Supplier may be required to certify that it is not aware of any such use of child labor.

21.         INTERNATIONAL SALES OF INTEGRATED SOLUTIONS

21.1	Distributor is authorized to sell and ship integrated solutions containing the Products outside of the defined Territory under the following conditions:

a)      The Product is combined with third party components to create a unique solution or mechanism.

b)      Products are sold or shipped in compliance with U.S. export laws and regulations.

22.         GENERAL

22.1
Independent Contractors.  Supplier and Distributor are independent contractors and each is engaged in the operation of its own business and neither will be considered the agent of the other for any purpose.  Nothing contained in this Agreement will be construed to establish a relationship that would allow either party to make representations or warranties on behalf of the other except as expressly set forth herein.

22.2
Assignment.  Neither party may assign this Agreement in whole or in part without the prior written consent of the other, which will not be unreasonably withheld.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns.

22.3
Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter and supersedes all related prior agreements between the parties.  Amendments to this Agreement must be in writing, signed by the duly authorized officers of the parties, specifically stating that such amendments are made pursuant to this Section 22.3.

22.4
No Implied Waivers.  The failure of either party at any time to require performance by the other of any provision will not affect the right of such party to require performance at any time after, nor will the waiver of either party of a breach of any provision be taken or held to be a waiver of a provision itself.

22.5
Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or unenforceability of such provision in any other jurisdiction.

22.6
Survivorship.  All obligations and duties of the parties that by their nature extend beyond the expiration or termination of this Agreement, will survive and remain in effect beyond any expiration or termination hereof.

DISTRIBUTOR AGREEMENT                                                                                                    (Rev. 08/07)

22.7
Force Majeure.  Neither party will be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of terrorism, epidemic, acts or omissions of the other party, man-made or natural disasters, strikes, delays in transportation or inability to obtain labor or materials through its regular sources.  The time for performance of any such obligation will be extended for the time period lost by reason of the delay.

22.8
Conflicting Terms.  The parties agree that the terms and conditions of this Agreement will prevail notwithstanding contrary or additional terms in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the purchase or sale of Products.

22.9
Governing Law.  This Agreement will be interpreted in accordance with the laws of the State of Arizona without reference to Arizona’s conflict of laws principles.  The United Nations Convention for the International Sale of Goods shall not apply. Supplier agrees that it will be subject to personal jurisdiction within the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above set forth.

SUPPLIER:	DISTRIBUTOR:
Avnet Logistics U.S., LP

By:/s/ Vas Srinivasan	By: /s/ Bill Crowell

Name:Vas Srinivasan	Name:Bill Crowell
(Typed or Printed)	(Typed or Printed)

Title:Vice President of Marketing	Title:GFO

Date:February 21, 2008	Date:February 28, 2008